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                                                                       EXHIBIT 5


                       [LETTERHEAD OF PEPPER HAMILTON LLP]


                                   May 7, 1999

Orbit/FR, Inc.
506 Prudential Road
Horsham, PA 19044

                  Re:      Orbit/FR, Inc.  Registration Statement on Form S-8
                           --------------------------------------------------

Gentlemen:

                  We have acted as counsel to Orbit/FR, Inc. (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offer and sale of up to 800,000 shares of common stock, par value $0.01 per share (the "Common Stock") by the Company pursuant to the Company's 1997 Equity Incentive Plan (the "Plan"). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

                  Although as counsel to the Company we have advised the Company in connection with certain matters referred to us by it, our services are limited to the specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

                  In rendering this opinion, we have examined only the following documents: (i) the Company's Amended and Restated Certificate of Incorporation and Bylaws, (ii) resolutions adopted by the Board of Directors of the Company,
(iii) the Registration Statement and (iv) the Plan. We have not performed any independent investigation other than the document examination described above. Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of Delaware.

                  Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement and the Plan, when sold in the manner and for the consideration contemplated by the Registration Statement and the Plan, will be legally issued, fully paid and non-assessable.



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                  This opinion is given as of the date hereof. We assume no
obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

                  We hereby consent to the filing of this opinion as an Exhibit to the Registrant Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulation of the Securities and Exchange Commission thereunder.

                  This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

                                   Sincerely,

                                   /s/ PEPPER HAMILTON LLP





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